UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported )	December 12, 2007

FairPoint Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-56365	13-3725229
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

521 East Morehead Street, Suite 250, Charlotte, North Carolina	28202
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(704) 344-8150

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[X] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events.

On December 12, 2007, FairPoint Communications, Inc. (the “Company”) filed a joint settlement stipulation (the “Stipulation”) with the Maine Public Utilities Commission (the “MPUC”) relating to the Company’s proposed acquisition of the local exchange business and related landline activities of Verizon Communications Inc. (“Verizon”) in Maine, New Hampshire and Vermont through a merger of Northern New England Spinco Inc. (“Spinco”), a subsidiary of Verizon, with and into the Company (the “Merger”).  The Stipulation includes several parties in addition to the Company, including Verizon New England Inc. (“Verizon New England”), the Advocacy Staff (the “Staff”) of the MPUC, the Office of the Public Advocate in Maine (the “OPA”), Cornerstone Communications, LLC, Bidderford Internet Corp. d/b/a Great Works Internet and Oxford Networks.  The Stipulation constitutes a recommendation by the parties thereto to the MPUC to approve the Merger subject to the terms and conditions contained in the Stipulation.

The Stipulation provides for, among other things: (i) a 35% reduction in the Company's anticipated annual dividend rate following the Merger until such time as the Company satisfies certain financial conditions set forth in the Stipulation; (ii) restrictions on the Company’s ability to pay dividends after the second full fiscal quarter following the closing of the Merger based on the Company satisfying specified financial ratio tests set forth in the Stipulation; (iii) the Company making average annual capital expenditures in Maine of $48 million, $48 million and $47 million, respectively, in the first three years following the consummation of the Merger (including $17.55 million to be spent in the first two years following the closing of the Merger and an additional $40 million to be spent in the first five years following the closing of the Merger, in each case, to expand the availability of broadband services in Maine to 90%); and (iv) the Company paying annually the greater of $35 million or 90% of Free Cash Flow (defined in the Stipulation as the cash flow remaining after all operating expenses, interest payments, tax payments, capital expenditures, dividends and other routine cash expenditures have occurred) to reduce the principal amount of the term loan which the Company expects to obtain in connection with the Merger.  In addition, pursuant to the Stipulation, Verizon New England will provide at or before closing a contribution to Spinco that will increase Spinco’s working capital in the amount of $235.5 million in addition to the amount specified for working capital in the Distribution Agreement between Verizon and Spinco as of the date of the Stipulation.

The parties to the Stipulation are bound by their commitments in the Stipulation subject to (i) the adoption and entry of an order by the MPUC approving the Stipulation and the Merger without any modifications thereto and (ii) the closing of the Merger.  The MPUC may adopt or reject the Stipulation in its entirety or make modifications to the Stipulation.  However, if the MPUC proposes to modify the Stipulation, the terms of any such modifications are not binding on the parties to the Stipulation unless agreed to by such parties.

The foregoing summary of the Stipulation is qualified in its entirety by reference to the full text of the Stipulation which is being furnished by being attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On December 13, 2007, the Company issued a press release announcing the Stipulation (the “Press Release”). The Press Release is being furnished by being attached hereto as Exhibit 99.2.

The Company has filed, and the Securities and Exchange Commission (“SEC”) has declared effective, a registration statement in connection with the Merger pursuant to the

Agreement and Plan of Merger, dated as of January 15, 2007, by and among the Company, Verizon and Spinco, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of April 20, 2007, Amendment No. 2 to Agreement and Plan of Merger, dated as of June 28, 2007, Amendment No. 3 to Agreement and Plan of Merger, dated as of July 3, 2007, and Amendment No. 4 to Agreement and Plan of Merger, dated as of November 16, 2007, in each case, by and among the Company, Verizon and Spinco.  The Company urges investors to read this document and other materials filed and to be filed by the Company relating to the Merger because they contain and will contain important information.  Investors may obtain free copies of the registration statement, as well as other filed documents containing information about the Company and the Merger, at www.sec.gov, the SEC’s website.  Investors may also obtain free copies of these documents and the Company’s other SEC filings at www.fairpoint.com under the Investor Relations section, or by written request to FairPoint Communications, Inc., 521 E. Morehead Street, Suite 250, Charlotte, NC 28202, Attention: Investor Relations.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Item 9.01    Financial Statements and Exhibits.

(c) Exhibits
Exhibit Number	Description
99.1	Stipulation filed with the Maine Public Utilities Commission on December 12, 2007
99.2	Press Release, dated December 13, 2007

The information in this Current Report, including the exhibits attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section.  The information in this Current Report, including the exhibits attached hereto, shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any incorporation by reference language in any such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAIRPOINT COMMUNICATIONS, INC.

By:	/s/ John P. Crowley
	Name:	John P. Crowley
	Title:	Executive Vice President and Chief Financial Officer

Date:  December 13, 2007